Exhibit 77(D):
Morgan Stanley Global Opportunity Bond Fund, Inc.

The Directors approved refining the limits with respect to options for the fund to clarify that, subject to its current options percentage limits, the Fund would be able to purchase all types of options, including options on foreign currency, options on foreign securities and options on swaps.

The Directors approved changes/clarifications in the investment policies discussed below.  The fund may (i) invest in structured notes and other types of structured investments, (ii) enter into interest rate, total rate of return and credit default swaps and the purchase or sale of related caps, floors and collars, (iii) write (sell)
and purchase put and call swap options, (iv) invest in mortgage-related securities, including mortgage-backed securities such as mortgage pass-through securities, collateralized mortgage obligations and commercial mortgage-backed securities, (v)
invest in stripped mortgage-backed securities and (vi) invest in inverse floaters.